Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS THIRD QUARTER 2019 RESULTS
PARSIPPANY, N.J., October 29, 2019 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended September 30, 2019. Highlights include:

•	Diluted earnings per share declined 19%, to $0.47, and adjusted diluted EPS grew 29%, to $1.10.

•	Net income was $45 million for the third quarter, a 22% decrease over the prior-year quarter; adjusted net income was $106 million, a 25% increase over the prior-year quarter.

•	Adjusted EBITDA increased 14% compared with the prior-year quarter, to $190 million.

•	System-wide rooms grew 3% year-over-year, including U.S. rooms growth of 1% and international rooms growth of 6%.

•	The Company's development pipeline grew 7% year-over-year to 190,000 rooms.

•	U.S. RevPAR declined 1% year-over-year, and international RevPAR declined 1% year-over-year in constant currency.

•	Returned more than $100 million to shareholders in the quarter, through share repurchases and dividends.

•	Company updates its full-year 2019 outlook.
“Our team’s sharp execution against our strategic and operating plans allowed us to deliver solid results in the third quarter, despite a softening RevPAR environment, highlighted by continued expansion of our system size and significant growth in adjusted EBITDA,” said Geoffrey A. Ballotti, president and chief executive officer. “In addition, we increased our share repurchase authorization to reflect our strong free cash flow and our sustained focus on returning cash to shareholders. We remain confident that our business is well-positioned for continued success.”
Revenues decreased 7% to $560 million, compared with $604 million in the third quarter of 2018. The decline is primarily due to lower cost-reimbursement revenues in our hotel management business, which have no impact on adjusted EBITDA.
Net income was $45 million, or $0.47 per diluted share, compared to $58 million, or $0.58 per diluted share, in the third quarter of 2018. As previously announced, 2019 results reflect contract-termination expenses and transaction-related items. Prior-year results included separation-related and transaction-related expenses associated with the Company’s spin-off and acquisition of La Quinta.

Adjusted net income was $106 million, or $1.10 per diluted share, compared with $85 million, or $0.85 per diluted share, in the third quarter of 2018. Third quarter earnings benefited from higher royalty and franchise fees and other revenues, as well as increased synergies from the acquisition and integration of La Quinta, partially offset by higher marketing expenses. Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Third quarter adjusted EBITDA increased 14% to $190 million, compared with $166 million in the third quarter of 2018. The increase in adjusted EBITDA primarily reflected higher fee revenues and increased synergies from the acquisition and integration of La Quinta.
As of September 30, 2019, the Company’s hotel system consisted of over 9,200 properties and approximately 822,000 rooms, a 3% increase compared with the third quarter of 2018. The Company’s development pipeline consisted of 1,450 hotels and approximately 190,000 rooms, a 7% year-over-year room increase. The Company also increased its pipeline sequentially by 1% compared to second quarter 2019. Approximately 56% of the Company’s development pipeline is international and 74% is new construction.
Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and adjusted EBITDA for each of the Company’s segments.
Hotel Franchising

$ millions	2019	2018	% Change
Revenue	$379	$348	9%
Adjusted EBITDA	195	178	10%
Revenues increased 9% compared to third quarter 2018, due to higher fee revenues and the timing of the Company’s global franchisee conference, which was in April last year but in September this year. Adjusted EBITDA grew 10% to $195 million, reflecting the growth in revenues and increased synergies from the acquisition of La Quinta, partially offset by a $7 million impact from higher marketing expenses.
Hotel Management

$ millions	2019	2018	% Change
Revenue	$180	$252	(29%)
Adjusted EBITDA	13	5	160%
Revenues decreased $72 million compared to the prior-year period, primarily due to lower cost-reimbursement revenues, which have no impact on adjusted EBITDA, and a one-time accrual for customer payments we agreed to make, which is considered transaction-related and therefore does not impact Adjusted EBITDA. Adjusted EBITDA increased $8 million compared to the prior-year quarter, primarily reflecting reduced marketing expenses and $2 million of management contract termination fees.
Other Items
Share Repurchases and Dividends - The Company repurchased approximately 1,410,000 shares of its common stock for $75 million in the third quarter. The Company’s Board of Directors also increased the

Company’s share repurchase authorization by $300 million in August. The Company paid common stock dividends of $28 million, or $0.29 per share, in the third quarter.
La Quinta Integration - The Company achieved run-rate synergies related to the La Quinta acquisition of $68 million annually during the third quarter, as anticipated.
Agreement with CorePoint Lodging - In October, the Company entered into an agreement with CorePoint Lodging, for whom the Company manages La Quinta-branded hotels, to collaborate on initiatives in support of CorePoint’s operations and to resolve open issues between the two companies. As part of the agreement, the Company will make payments of approximately $20 million to CorePoint, and CorePoint will commit to maintaining cash operating reserves of approximately $20 million. The two companies also agreed to finalize outstanding tax matters related to the Company’s May 2018 acquisition of La Quinta Holdings Inc. As a result of the agreement, the Company recorded charges of approximately $26 million ($21 million after-tax) in the third quarter.
Hotel Management Contract Termination - As previously announced, the Company recorded a $34 million charge in the third quarter to terminate an unprofitable hotel-management arrangement, which was initiated in 2012 and covers eight hotel properties and 2,500 U.S. rooms, all of which will remain in the Company’s franchise system this year. With the termination of this arrangement, the Company’s future maximum annual hotel-management guaranty obligations will be $5 million.
Outlook
The Company is updating its previous outlook for full-year 2019 as follows:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	2% - 4%	2% - 4%
Year-over-year global RevPAR growth (a)	(1%) - 0%	Approximately 1%
Revenues	$2.05 - $2.06 billion	$2.05 - $2.08 billion
Adjusted EBITDA	$610 - $615 million	$610 - $618 million
Adjusted net income	$311 - $318 million	$308 - $315 million
Adjusted diluted EPS (b)	$3.21 - $3.28	$3.16 - $3.23
______________

(a)	In constant currency and excluding the Company’s 2018 acquisitions and divestitures until their anniversary dates.

(b)	Reflects first, second and third quarter repurchases and excludes future repurchases.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Tuesday, October 29, 2019 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9174 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on October 29, 2019. A telephone replay will be available for approximately ten days beginning at noon ET on October 29, 2019 at 800 283-4799.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with over 9,200 hotels across more than 80 countries on six continents.  Through its network of approximately 822,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers over 79 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, the performance of financial and credit markets, the economic environment for the hospitality industry, operating risks associated with the hotel franchising and management businesses, the impact of war, terrorist activity or political strife, risks related to the acquisition and integration of La Quinta and our relationship with CorePoint Lodging, risks related to our ability to obtain financing and the terms of such financing and the timing and amount of future share repurchases and dividends, as well as the risks described in Wyndham Hotels’ most recent Annual Report on

Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-7474 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
SUMMARY DATA SHEET
($ in millions, except per share and RevPAR data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Change	2019	2018	Change
Income Statement and Other Items

Net revenues	$560	$604	(7%)	$1,561	$1,341	16%
Income before income taxes	66	81	(19%)	129	165	(22%)
Net income	45	58	(22%)	93	118	(21%)
Earnings per share - diluted	$0.47	$0.58	(19%)	$0.95	$1.19	(20%)

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$190	$166	14%	$461	$382	21%
Adjusted pretax income	144	118	22%	321	290	11%
Adjusted net income	106	85	25%	239	213	12%
Adjusted earnings per share - diluted	$1.10	$0.85	29%	$2.46	$2.13	15%

Segment Results

Net Revenues
Hotel Franchising	$379	$348	9%	$979	$840	17%
Hotel Management	180	252	(29%)	578	497	16%
Total Reportable Segments	559	600	(7%)	1,557	1,337	16%
Corporate and Other	1	4	(75%)	4	4	0%
Total Company	$560	$604	(7%)	$1,561	$1,341	16%

Adjusted EBITDA
Hotel Franchising	$195	$178	10%	$470	$394	19%
Hotel Management	13	5	160%	45	29	55%
Total Reportable Segments	208	183	14%	515	423	22%
Corporate and Other	(18)	(17)	NM	(54)	(41)	NM
Total Company	$190	$166	14%	$461	$382	21%

Key Operating Statistics

Total Company
Number of properties	9,213	9,056	2%	9,213	9,056	2%
Number of rooms	821,800	798,300	3%	821,800	798,300	3%
RevPAR (a)	$46.94	$48.21	(3%)	$42.46	$41.97	1%
Average royalty rate (b)	3.81%	3.88%	(7 bps)	3.83%	3.77%	6 bps

United States
Number of properties	6,345	6,339	0%	6,345	6,339	0%
Number of rooms	509,200	504,500	1%	509,200	504,500	1%
RevPAR (c)	$53.79	$54.42	(1%)	$48.52	$46.75	4%
Average royalty rate (d)	4.49%	4.56%	(7 bps)	4.51%	4.52%	(1 bps)

	As of September 30, 2019
Balance Sheet Items
Cash	$134
Debt	2,127
Shareholders' equity	1,242

(a)
Amounts reflect currency exchange movements. Excluding such movements and the impact of the La Quinta acquisition and the Knights Inn divestiture until their anniversary dates, RevPAR declined 2% and was unchanged for the three and nine months ended September 30, 2019, respectively.

(b)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions until their anniversary dates, average royalty rate declined 5 bps for the nine months ended September 30, 2019.

(c)	Excluding the impact of the La Quinta acquisition and the Knights Inn divestiture until their anniversary dates, RevPAR was unchanged for the nine months ended September 30, 2019.

(d)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions until their anniversary dates, average royalty rate declined 7 bps for the nine months ended September 30, 2019.

See Table 5 for definitions and reconciliations of non-GAAP measures.
See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues
Royalties and franchise fees	$140	$138	$368	$332
Marketing, reservation and loyalty	167	151	421	359
Hotel management	12	32	88	90
License and other fees	35	36	97	79
Cost reimbursements	161	219	476	398
Other	45	28	111	83
Net revenues	560	604	1,561	1,341

Expenses
Marketing, reservation and loyalty	160	139	437	347
Operating	43	51	124	139
General and administrative	33	36	98	85
Cost reimbursements	161	219	476	398
Depreciation and amortization	26	30	81	71
Impairment, net	—	—	45	—
Contract termination	34	—	43	—
Separation-related	—	17	22	63
Transaction-related, net	12	7	30	37
Total expenses	469	499	1,356	1,140

Operating income	91	105	205	201
Interest expense, net	25	24	76	36

Income before income taxes	66	81	129	165
Provision for income taxes	21	23	36	47
Net income	$45	$58	$93	$118

Earnings per share
Basic	$0.47	$0.58	$0.95	$1.19
Diluted	0.47	0.58	0.95	1.19

Weighted average shares outstanding
Basic	96.2	99.8	97.0	99.8
Diluted	96.3	100.1	97.2	99.9

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities (a)	$9	$101
Net cash used in investing activities	(37)	(1,697)
Net cash (used in)/provided by financing activities	(204)	1,924
Net (decrease)/increase in cash and cash equivalents	$(232)	$328

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures:
	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities (a)	$9	$101
Less: Property and equipment additions (b)	(35)	(55)
Free cash flow (c)	$(26)	$46

(a)
Includes $188 million and $35 million of payments to tax authorities in 2019 and 2018, respectively related to the La Quinta acquisition, and $58 million and $90 million of transaction-related and separation-related cash outlays in 2019 and 2018, respectively.

(b)
Includes $2 million and $15 million of capital expenditures in 2019 and 2018, respectively, at the Company’s owned hotel in Puerto Rico, all of which were reimbursed by insurance proceeds in 2018 that were not considered a component of free cash flow.

(c)	Excluding the cash outflow items above, free cash flow was $222 million and $186 million in the nine months ended September 30, 2019 and 2018, respectively.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash (used in)/provided by financing activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Table 4
WYNDHAM HOTELS & RESORTS
SYSTEM SIZE

	Nine Months Ended September 30,
	2019	2018
Beginning Room Count (January 1)
United States	506,100	440,100
International	303,800	288,100
Total	809,900	728,200

Additions (a)
United States	18,800	102,500
International	23,500	21,600
Total	42,300	124,100

Deletions (b)
United States	(15,700)	(38,100)
International	(14,700)	(15,900)
Total	(30,400)	(54,000)

Ending Room Count (September 30)
United States	509,200	504,500
International	312,600	293,800
Total	821,800	798,300

(a)	2018 includes 88,600 La Quinta rooms (86,700 U.S. and 1,900 international) acquired in May 2018.

(b)	2018 includes 21,300 Knights Inn rooms (20,100 U.S. and 1,200 international) divested in May 2018.

Table 5
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$45	$58	$93	$118
Provision for income taxes	21	23	36	47
Depreciation and amortization	26	30	81	71
Interest expense, net	25	24	76	36
Stock-based compensation expense	4	3	11	6
Impairment, net	—	—	45	—
Contract termination costs	34	—	43	—
Transaction-related item (a)	20	—	20	—
Separation-related expenses	—	17	22	63
Transaction-related expenses, net	12	7	30	37
Foreign currency impact of highly inflationary countries (b)	3	4	4	4
Adjusted EBITDA	$190	$166	$461	$382

(a)	Represents the one-time accrual for payments we agreed to make to CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

(b)	Relates to the foreign currency impact from hyper-inflation in Argentina.

Definitions
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, early extinguishment of debt costs and income taxes. Beginning with the third quarter of 2018, our calculation of adjusted EBITDA excludes the currency effects of hyper-inflationary countries. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Diluted EPS	$0.47	$0.58	$0.95	$1.19

Net income	$45	$58	$93	$118

Adjustments:
Separation-related expenses (a)	—	17	22	63
Transaction-related expenses, net (b)	12	7	30	37
Impairment, net (c)	—	—	45	—
Contract termination costs (d)	34	—	43	—
Transaction-related item (e)	20	—	20	—
Foreign currency impact of highly inflationary countries (f)	3	4	4	4
Acquisition-related amortization expense (g)	9	9	28	21
Total adjustments before tax	78	37	192	125
Income tax provision	17	10	46	31
Total adjustments after tax	61	27	146	94
Adjusted net income	$106	$85	$239	$213
Adjustments - EPS impact	0.63	0.27	1.51	0.94
Adjusted diluted EPS	$1.10	$0.85	$2.46	$2.13

Diluted weighted average shares outstanding	96.3	100.1	97.2	99.9

Note: Amounts may not add due to rounding.

(a)	Represents costs associated with our spin-off from Wyndham Worldwide.

(b)	Primarily relates to costs incurred in connection with the Company’s acquisition of La Quinta.

(c)	Represents a non-cash charge associated with the planned termination of certain hotel-management arrangements.

(d)	Represents costs associated with the planned termination of certain hotel-management arrangements.

(e)	Represents the one-time accrual for payments we agreed to make to CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

(f)	Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.

(g)	Reflected in depreciation and amortization on the income statement.

Table 6
WYNDHAM HOTELS & RESORTS
2019 OUTLOOK
As of October 29, 2019
(In millions, except per share data)

	2019 Outlook		2018 Actual
Revenues	$2,050 - 2,060		$1,868
Adjusted EBITDA	610 - 615		507
Depreciation and amortization expense (a)	70 - 72		69
Stock-based compensation expense	16		9
Interest expense, net	100 - 102		60
Adjusted pretax income	420 - 429		369
Income tax expense	109 - 111	(b)	99
Adjusted net income	$311 - 318		$270

Adjusted diluted earnings per share	$3.21 - 3.28		$2.71

Diluted shares	96.8	(c)	99.8

Year-over-Year Growth (d)
Organic global RevPAR	(1%) - 0%	(e)	4%	(f)
Number of rooms	2% - 4%		11%	(g)

(a)	Excludes amortization of acquisition-related intangible assets.

(b)	Outlook assumes an effective tax rate of approximately 26%.

(c)	Excludes the impact of any share repurchases after September 30, 2019.

(d)	In constant currency. A glossary of terms is included in Table 5.

(e)	Includes a brand (La Quinta) once it has been owned for one year. Excludes Knights Inn from the 2018 base.

(f)	Excludes both La Quinta and Knights Inn.

(g)	Number of rooms increased 2% in 2018 excluding acquisitions and divestitures.